Exhibit 10.1

TEAMING AGREEMENT

This Agreement, effective as of the 23rd day of March, 2009 (the “Effective Date”), is entered into by and between Force Protection Industries, Inc., a Nevada corporation (“FPII”), having a principal place of business at 9801 Highway 78, Building 1, Ladson, South Carolina 29456, a wholly owned subsidiary of Force Protection, Inc. (“Force Protection”) and Spartan Motors Chassis, Inc., a Michigan corporation (“SMC”), having a principal place of business at 1000 Reynolds Road, Charlotte, Michigan 48813, a wholly owned subsidiary of Spartan Motors, Inc. (collectively, the “Parties”).

WHEREAS, FPII, is the designer, manufacturer and prime contractor with regard to Cougar-class vehicles (including a number of variants and configurations) (“Vehicles”) purchased by the United States Department of Defense (“USDoD”) and other end users;

WHEREAS, FPII desires to ensure, among other things, the superior survivability attributes of, and configuration control over any changes to, the Vehicles;

WHEREAS, Force Protection and SMC entered into a confidentiality agreement, dated July 1, 2005 (“Confidentiality Agreement”);

WHEREAS, FPII and SMC entered into a term sheet dated July 17, 2007 (“Term Sheet”);

WHEREAS, SMC is a subcontractor to FPII, pursuant to which SMC provides significant automotive integration capabilities and services to FPII related to the production of the Vehicles;

WHEREAS, FPII’s domestic customer of the vehicles, the USDoD desires to maintain, service and support the Vehicles, including but not limited TACOM, MARCORPSYSCOM, DLA, DIB or any other US government agency supporting the Vehicles, but specifically excluding any other foreign customers of the Vehicles (the “Customer”);

WHEREAS, the Parties desire to supply Customer with the Vehicle automotive parts which have been specifically designed, developed, modified, configured, adapted or reconfigured for the Vehicles that are identified in Exhibit A, which is attached hereto and incorporated by reference (the “Spare Parts”);

WHEREAS, the Parties desire to work together in a “contractor team arrangement” as that term is defined in FAR 9.601(2) to submit proposals to Customer for Spare Parts to (collectively “Proposals”);

WHEREAS, the Parties desire to combine their respective complementary and non competitive experience, skills, facilities and capabilities in order to compete effectively to obtain and perform future military contracts for the supply of Spare Parts for Vehicles to provide Customers with the best combination of performance, cost and delivery in obtaining contracts for the Proposals (collectively “Contracts”);

WHEREAS, the Parties recognize the criticality of supporting the Customer in maintaining, servicing and supporting the fielded Vehicles;

WHEREAS, FPII recognizes the SMC capabilities related to supporting the Vehicles and meeting the customer’s requirements to service, maintain and support the fielded Vehicles;

WHEREAS, the Parties recognize that FPII is the design authority related to the Vehicles;

WHEREAS, the parties desire to resolve all outstanding issues and to work collaboratively to ensure that both FPII, on behalf of Itself and its parent, affiliates and subsidiaries, and SMC, on behalf of itself and its parent, affiliates and subsidiaries, are focused on exceeding the Customer’s expectations with regard to supplying Spare Parts to service, maintain and sustain the Vehicles;

WHEREAS, the Parties seek to set out certain principles to establish subsequent parameters for agreements to exceed the Customers’ requirements for the Vehicles; and

WHEREAS, the Parties agree that other vehicles may be included under the provisions of this Agreement by the mutual written consent of both of the parties hereto.

NOW, THEREFORE, based on the foregoing premises, for valuable consideration derived under this Agreement and for other good and valuable considerations acknowledged here, the Parties agree as follows:

1                                          The Whereas Clauses are incorporated by reference.

2                                          Intellectual Property Rights.

(a)                                  FPII and SMC each agree that the Vehicles are comprised of parts, subsystems and systems representing proprietary protectable intellectual property, along with all improvements, upgrades, substitutions, and enhancements thereto. In addition to the intellectual property rights owned and retained by the individual component manufacturers, in some cases, additional intellectual property is owned by Force Protection; in some cases, additional intellectual property is owned by Spartan; in other cases, additional intellectual property was jointly developed and owned by the Parties in order to timely complete the urgent project.

(b)                                 Conditioned upon terms that are compliant with all laws and regulation, the Parties have worked collaboratively to identify the universe of applicable Spare Parts and have determined both any legal restrictions on the safe of such parts and the identification of the Party best suited to sell such spare parts to resellers, distributors, and the government with a goal of sharing potential spare parts business, consistent with the Parties’ capabilities, areas of expertise, and ownership of intellectual property.

(c)                                  SMC hereby grants to FPII for the term an exclusive, royalty-free license of SMC’s intellectual property interests, if any, related to the Vehicles or the Spare Parts in accordance with this Agreement. FPII hereby grants to SMC for the term an exclusive, royalty-free license of FPII’s intellectual property interests, if any, related to the Spare Parts in accordance with this Agreement.

(d)                                 The Parties agree that Spartan has unique capabilities with regard to the manufacture, assembly or sourcing of certain of the Spare Parts. Spartan agrees that it will not independently sell certain identified Spare Parts or any assembled subsystem or system comprised thereof, to any third party including any agency, division or department of the USDoD or any contractor thereof, related to the Vehicles, provided however that such restriction complies with all laws, rules and regulations as described in paragraph (g).

(e)                                  FPII agrees that it shall utilize SMC for the sale of the Spare Parts, or any assembled subsystem or system comprised thereof, to the Customer or any contractor thereof, related to the Vehicles as identified in Exhibit A. All FPII sales for Spare Parts shall be exclusively sourced through SMC under the terms of this Agreement, regardless of whether the Spare Parts are to be sourced for Vehicle retrofits, upgrades, spares, replacement parts, re-set, or remanufacture.

(f)                                    FPII and SMC agree that neither party has any intellectual property rights in commercial off the shelf items as defined in the FAR (provided that such item has an existing manufacturer catalog part number) for the Vehicles, that such items are not subject to this Agreement, and that each party is free to sell such items to anyone at anytime. (g) Any restriction on FPII’s or SMC’s ability to sell Spare Parts must be consistent with statutory and regulatory prohibitions on restricting spare part sales by a subcontractor. Any such restriction must be compliant with all laws, rules, and regulations, to include antitrust laws and regulations. In addition, the party acting as prime contractor may not restrict the direct sale of unaltered COTS items from the party acting as subcontractor to any customer.

3                                          Proposals.

(a)                                  The parties agree to cooperate to properly and timely respond to all requests from the Customer for quotes, proposals or information with regard to the Spare Parts.

(b)                                 FPII recognizes that SMC has superior capability in responding to Customer requests for quotes, proposals and information with regard to acquiring Spare Parts. SMC shall use its best efforts to assist, support and provide information to FPII to ensure timely, fulsome and compliant proposals, information or quotes to the Customer with regard to the Spare Parts.

(c)                                  From March the Effective Date and thereafter, all inquiries, orders or requests regarding Spare Parts shall be directed to, and responded to, by FPII regardless of the method of inquiry, order or request and regardless of the party receiving the inquiry, order or request.

(d)                                 Except as otherwise set forth in Exhibit A, during the term of this Agreement, as between SMC and FPII, FPII shall act as prime contractor for all activities regarding the

Spare Parts, and SMC shall act as a subcontractor for the performance of the requirements related to the Spare Parts on an exclusive basis. FPII shall be the primary point of contact with the Customer and will prepare all responses or proposals, integrate the data and material provided by SMC, and submit any quote, proposal or information to the Customer. FPII will make the final determination of the form and content of any response to the Customer and will make reasonable efforts to ensure SMC’s data is adequately portrayed and identified. FPII will afford SMC the opportunity to review, prior to proposal, response, quote or information submission, that portion to be performed by SMC. The Parties each agree to bear their respective proposal-related costs and expenses at no cost to the other. The Parties shall undertake reasonable efforts to negotiate in good faith and execute a mutually agreeable fixed price subcontract or purchase order for the Spare Parts with terms and conditions consistent with the respective Contract.

4                                          Records.  The parties agree to keep records having a detail generally equivalent to that maintained by the party for confidential information owned by that party. The parties further agree to make such records available to other party upon reasonable request and the requesting party shall have the right to examine such records during reasonable business hours for the purpose of determining a receiving party’s compliance with the terms of this Agreement.

5                                          Confidentiality.  Unless specifically provided for herein, the terms of the Confidentiality Agreement are incorporated herein by reference.

6                                          General.  This Agreement shall be interpreted and construed in accordance with the laws of the State of South Carolina. This written instrument shall constitute the entire Agreement between the parties hereto with respect to the subject matter hereof, and all other prior agreements, covenants, promises and conditions, oral or written, between these parties are incorporated herein or superseded in their entirety by this Agreement and shall not be varied, amended, or supplemented except by a writing of subsequent or even data executed by both parties.

7                                          Authorizations.  It is understood and agreed by the parties that this Agreement is permanently subject to the rules prevailing in both the U.S.A. and foreign countries regarding the transfer of technology and supplies in the armament field and relevant authorizations from the cognizant Government Authorities, including but not limited to export licenses to be issued by the respective authorities of such Governments.

8                                          Binding Agreement.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

9                                          Representations.    Each party represents that it will comply with all applicable export and import laws and regulations during performance of this Agreement, including but not limited to, the U.S. Arms Export Control Act, as amended (22 U.S.C. §§ 2751-2799), the International Traffic in Arms Regulations, as amended (22 C.F.R. Part 120 et seq.), the Export Administration Act, as amended, (50 U.S.C. §§ 2401-2420), and the U.S. Export Administration Regulations, as amended (15 C.F.R. § 730 et seq.). The Parties shall not export, disclose, furnish or otherwise provide any article, technical data, technology, defense service, or technical assistance of the other Party to any foreign person or entity, whether within the U.S. or abroad, without obtaining, in advance, (a) appropriate U.S. government export authorization, and (b) written approval from the Disclosing Party.

10                                    The parties agree that the violation of any of the provisions of this Agreement will cause irreparable loss and harm which cannot be reasonably or adequately compensated by damages in an action at law, and, accordingly, the aggrieved party will be entitled to seek injunctive and other equitable relief to enforce the provisions of this agreement and to prevent or cure any breach or threatened breach thereof; but no action for any such relief shall be deemed to be a waiver of right to bring an action for damages. The parties further agree that it will not be a defense to any request for such relief that an adequate remedy at law exists.

11                                    Either Party may unilaterally terminate this Agreement if the other Party becomes suspended, debarred or otherwise deemed not presently responsible. This Agreement will terminate in the event of liquidation, bankruptcy, reorganization, dissolution or insolvency of either Party resulting in the Parties inability to perform.

12                                    The Term Sheet is superseded by this Agreement.

13                                    The term of this Agreement shall be ten (10) years.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed effective as of the day and year above provided.

Force Protection Industries, Inc.

By:	/s/ Michael Moody
Name: Michael Moody
Title: President and Chief Executive Officer

Spartan Motors Chassis, Inc.

By:	/s/ John E. Sztykiel
Name: John E. Sztykiel
Title: Chief Executive Officer